Execution Copy

                        DEVELOPMENT SERVICES AGREEMENT

     THIS DEVELOPMENT SERVICES AGREEMENT (as further supplemented or amended from time to time, the "Development Agreement") is made this 7th day of February, 1998 between the Mohegan Tribal Gaming Authority (as further defined below, the "Authority"), an instrumentality of The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe (as further defined below, the "Tribe"), and Trading Cove Associates, a Connecticut partnership (the "Developer").
                                  RECITALS

     A. The Tribe is the beneficial owner of land located in the State of Connecticut which is owned by the United States of America in trust for the benefit of the Tribe pursuant to the Tribe's recognized powers of self-government, and the statutes and ordinances of the Tribe (the "Property").

     B. On behalf of the Tribe, the Authority has constructed a casino known as Mohegan Sun on the Property to improve the economic conditions of the Tribe's members and is now seeking development and expertise from Developer for the following "Project": the construction of a new casino consisting of approximately 100,000 square feet of gaming and related commercial space within such casino, a luxury hotel containing approximately 1,500 guest rooms and customary amenities, a convention/events center with indoor seating for approximately 10,000 patrons and 100,000 square feet of convention space and related food and beverage and parking facilities and other related infrastructure, and any modifications of the foregoing elements agreed to by the parties.

     C. The Authority, on its own behalf and on behalf of the Tribe, and Developer desire to replace, supersede and terminate all existing and prior agreements, arrangements and understandings with respect to the design, construction, equipping and opening of any gaming or non gaming facilities between the Tribe and/or the Authority and Developer, including, without limitation, (i) that certain Amended and Restated Gaming Facility Development and Construction Agreement dated September 1, 1995 and approved by the Bureau of Indian Affairs on September 29, 1995 (the "Gaming Development Agreement"), which grants to Developer the exclusive right to develop certain facilities as described therein, and (ii) that certain Hotel/Resort Facility Development and Construction Agreement dated July 12, 1994 (the "Hotel Development Agreement"), which grants Developer the exclusive right to develop certain hotel/resort facilities described therein.

     D. The Authority desires to grant Developer the exclusive right and obligation to provide development services in respect of the design, construction, equipping and opening of the Project upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants, conditions and promises herein contained, the receipt and sufficiency of which hereby are acknowledged, the Authority and Developer agree as follows:

                                ARTICLE 1

                          CERTAIN DEFINITIONS
     Capitalized terms used in this Development Agreement shall have the meanings set forth below:

     "Affiliate" means, with respect to the Person in question, any Person controlling, controlled by or under common control with, such Person. For the purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person in question.

     "Architect" means, as applicable from time to time, the design architect (if retained) and/or the architect of record for the Project employed pursuant to Section 4.2 below.

     "Authority" means the Mohegan Tribal Gaming Authority, acting by the Management Board, or any other instrumentality of the Tribe with the authority to exercise the regulatory and proprietary authority of the Tribe over the gaming and/or non-gaming facilities located on the Property in accordance with the Mohegan Tribal Constitution, the Tribe's Gaming Ordinance, the Tribe's ordinance establishing the Mohegan Tribal Gaming Authority, the Compact, the IGRA or other applicable law, and any successor and assignee thereto.

     "Authority Representative" has the meaning set forth in Article 3 below.

     "Bid Packages" has the meaning set forth in Section 5.1 below.

     "Bureau of Indian Affairs" is the Bureau of Indian Affairs of the Department of the Interior of the United States of America.

     "Certified Entities" has the meaning set forth in Section 8.1 below.

     "Compact" means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to the IGRA, as the same may be amended from time to time, or such other Compact as may be substituted therefor.

     "Completion Date" means the date upon which the Authority receives, with respect to the Project: (i) a certificate from the Architect, as required pursuant to the terms of the Architect's agreement, certifying that the Project has been constructed in accordance with the Plans and Specifications therefor and all applicable building, life/safety, environmental and other laws and regulations applicable to the design and construction of the Project;
(ii) a certificate from Developer stating that it has completed all of its obligations hereunder; (iii) certificates of such professional designers, inspectors or consultants or opinions of counsel as the Authority reasonably may determine to be appropriate verifying completion of the Project in compliance with all Legal Requirements; and (iv) the Project is fully stocked, staffed (including, without limitation, compliance with Section 8.8 below) and ready to open to the public.

     "Contract Documents" has the meaning set forth in Section 5.2 below.

     "Contractors" has the meaning set forth in Section 5.1 below.

     "Construction Financing" means the financing to be obtained by, and/or committed to, the Authority sufficient, as determined by the Authority, for the purposes of the design, construction, equipping and staffing of the Project.

     "Construction Manager" means the professional employed pursuant to
Section 4.3 below.

     "Cost Estimator" has the meaning set forth in Section 2.3 below.

     "Design Development Documents" has the meaning set forth in Section 4.5 below.

     "Developer" has the meaning set forth in the introductory paragraph hereof.

     "Development Agreement" has the meaning set forth in the introductory paragraph hereof.

     "Development Fee" has the meaning set forth in Article 9 below.

     "Director of Regulation" means the director of gaming operations appointed by the Authority pursuant to the Tribe's Gaming Ordinance.

     "Effective Date" means, the first (1st) day of the first (1st) calendar month following the later of (a) the date the Authority receives all Required Approvals with respect to the Development Agreement, or (b) closing of the Proposed Financing.

     "Executive Project Committee" means the Authority Representative, the Project Executive and senior executives of each of the Architect and the Construction Manager.

     "Final Budget" has the meaning set forth in Section 5.3 below.

     "Force Majeure Causes" means causes beyond the reasonable control of a party to this Development Agreement, including casualties, war, insurrection, strikes, lockouts and governmental actions (but excluding causes which can be controlled by the expenditure of money in accordance with good business practices).

     "Gaming Development Agreement" has the meaning set forth in Recital C hereof.

     "Hotel Development Agreement" has the meaning set forth in Recital C hereof.

     "IGRA" means the Indian Gaming Regulatory Act of 1988, 25 U.S.C. § 2701 et seq., as amended from time to time.

     "Key Personnel" means collectively the general manager of operations for each major element of the Project, and the director of sales for each major element of the Project, (or the equivalent of either of the foregoing positions).

     "Legal Requirements" means singularly and collectively all applicable laws, including, without limitation, the Tribe's Gaming Ordinance, the Tribal Employment Rights Ordinance, all other laws or regulations of the Tribe, the IGRA, the Compact and applicable federal and Connecticut statutes, laws and regulations.

     "MTC Court" means the Gaming Disputes Court of the Tribe.

     "NIGC" means the commission established pursuant to 25 U.S.C. Section 2704.

     "Person" means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, unincorporated association, instrumentality or other form of entity.

     "Plans and Specifications" means the detailed plans and specifications for the construction of the Project prepared pursuant to Section 4.6 below.

     "Preliminary Budget" has the meaning set forth in Section 2.3 below, as such may be modified from time to time in the Authority's sole and absolute discretion in accordance with this Development Agreement.

     "Project" has the meaning set forth in Recital B hereof, as modified in accordance with the terms of this Development Agreement.

     "Project Executive" has the meaning set forth in Section 2.1 below.

     "Project Program" has the meaning set forth in Section 2.2 below, as modified in accordance with the terms of this Development Agreement.

     "Project Schedule" has the meaning set forth in Section 2.3 below.

     "Property" has the meaning set forth in Recital A hereof.

     "Proposed Final Budget" has the meaning set forth in Section 5.3 below.

     "Proposed Financing" means the anticipated refinancing of certain of the Authority's existing indebtedness, together with the Construction Financing.

     "Proposed Project Program" has the meaning set forth in Section 2.2 below.

     "Required Approvals" means the approval by the Bureau of Indian Affairs, and/or the NIGC, to the extent those agencies determine such approval may be required by law.

     "Retail Consultant" has the meaning set forth in Section 2.4 below.

     "Retail Facilities" means, if the Authority elects to pursue construction of such facilities pursuant to Section 2.4 below, additional facilities consisting of approximately 200,000 square feet of retail and restaurant facilities and related parking facilities and other related infrastructure.

     "Retail Facilities Architect" means the meaning set forth in Section 4.2 below.

     "Retail Facilities Costs" has the meaning set forth in Section 2.4 below.

     "Schematic Design Documents" has the meaning set forth in Section 4.5 below.

     "Staffing Plan" has the meaning set forth in Section 8.8 below.

     "Sun" means Sun International Hotels Limited.

     "Term" has the meaning set forth in Article 10 below.

     "Total Project Costs" means all costs of programming, budgeting, designing, constructing, equipping and staffing the Project, including costs related to professional services, but excluding all financing fees and expenses, and interest payments on the Construction Financing prior to the opening of the Project, which costs shall not exceed Four Hundred Fifty Million Dollars ($450,000,000), without the prior written approval of the Authority, which may be withheld in its sole and absolute discretion.

     "Tribal Employment Rights Ordinance" means the Tribal Gaming Authority Employment Rights Ordinance enacted by the Authority on or about September 25, 1995 and any replacements thereof or amendments thereto adopted from time to time, and all related or implementing ordinances and policies of the Authority to give preference in recruiting and hiring to employees and Certified Entities.

     "Tribe" means the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe and its permitted successors and assigns.

     "Tribe's Gaming Ordinance" means the Mohegan Tribal Gaming Ordinance No. 94-1, and any replacements or amendments thereto adopted from time to time, and all related or implementing ordinances, which are enacted by the Tribe to authorize and regulate gaming on the Tribe's reservation pursuant to IGRA.

                                  ARTICLE 2

                                  DEVELOPER

     2.1 Retention of Developer. The Authority hereby retains Developer, as its exclusive developer for the Project, to perform all required development services relating to the programming (including concept development), design, construction, equipping and staffing (pursuant to Section 8.8 below) of the Project, upon, and subject to, the terms and conditions, and in consideration of the payments, hereinafter set forth. Developer shall provide promptly and diligently the services as hereinafter set forth as necessary to facilitate the development of the Project and shall furnish, at its cost, a sufficient number of trained personnel, as mutually agreed upon by Developer and the Authority, with experience on projects of a scope and magnitude similar to the Project, at all times as necessary to accomplish the same. The organizational and reporting chart which describes the broad relationships and areas of responsibilities to be used in the development of the Project is attached hereto as Exhibit A. Within thirty (30) days of the full execution of this Development Agreement, Developer, at its own cost and expense, shall (a) appoint a senior executive with sufficient development, construction and project management experience in the gaming and resort industry to be in charge of coordinating the development, design and construction of the Project (the "Project Executive"), and (b) provide to the Authority an initial staff outline for the Project. The appointment of the Project Executive shall be subject to the prior written approval of the Authority, in its sole and absolute discretion. As soon as required (but in no event later than completion of the Schematic Design Drawings), the Project Executive shall maintain a full-time office and staff at the Property. Any substitution by Developer of the Project Executive shall be subject to the Authority's prior written approval, in its sole and absolute discretion.

     2.2 Project Program. At a time which is mutually agreeable to the Authority and Developer (but not later than thirty (30) days following full execution of this Development Agreement) , Developer and the Authority shall meet to review and discuss an initial draft of a Project brief, budget program and schedule which outlines the key tasks and objectives for the Project. Within thirty (30) days after such initial meeting, the Authority and Developer shall meet a second time to review and update such information. Within ninety (90) days following the full execution of this Development Agreement (provided that the Authority and Developer may agree to extend such period for an additional thirty (30) days), Developer shall provide to the Authority a detailed program outline of the requirements for the Project, that includes a conceptual program, design and construction objectives and criteria, preliminary time schedules, amenities, preliminary space requirements, infrastructure and support, preliminary cost estimates (based on estimates prepared by the Cost Estimator) for each major element of the Project and Developer's initial recommendations regarding the appropriateness of proceeding with the design, construction and completion of the Project in a series of independent stages (taking into account the desire of the Authority to minimize disruptions to the operation of the existing facilities on the Property) (the "Proposed Project Program"). The Project's theme shall reflect the culture, history and art of the Tribe. The Authority shall either approve, (in its sole and absolute discretion) or return with comments consistent with the elements described in Recital B hereof and reasonable construction practices and consideration of the limit on Total Project Costs, on the Proposed Project Program within fifteen (15) days of delivery by Developer. Developer shall modify the Proposed Project Program as required by the Authority's comments and shall resubmit it for final approval within fifteen (15) days (or such additional time as the extent of the comments reasonably require). The final, approved proposal is hereinafter referred to as the "Project Program".

     2.3 Initial Cost Estimate and Submission of Project Schedule. (a) Within thirty (30) days following full execution of this Development Agreement, subject to compliance with the requirement set forth in Section 8.1 below, during the period that the Project Program is being developed, Developer shall recommend the selection and terms of employment by the Authority of a professional cost estimator for the Project or portions thereof (the "Cost Estimator"), which recommendation shall be subject to the approval of the Authority, in its sole and absolute discretion. The Cost Estimator shall be retained on terms recommended by Developer and approved by the Authority. Within thirty (30) days after approval of the Project Program, the Cost Estimator, under the direction of Developer, shall prepare more detailed cost estimates, based upon the preliminary estimates contained in the Project Program, for each major element of the Project and including pre-opening costs relating to Section 8.8 (the "Preliminary Budget"), which shall be subject to the approval of the Authority (which may be withheld in its sole and absolute discretion). If such Preliminary Budget exceeds the ceiling on Total Project Costs, Developer and the Authority shall work together either to revise the Project Program as agreed, or to revise the ceiling on Total Project Costs, as determined in the Authority's sole and absolute discretion.

     (b) Within thirty (30) days following the approval by the Authority of the Project Program, based upon the Project Program, Developer shall submit to the Authority, for its approval, a more detailed schedule, which schedule shall include, without limitation, target dates for the selection of all professionals and consultants, completion of design and construction plans as described in
Article 4 below and initial conceptual budgets for the Project (the "Project Schedule"). The Authority and Developer shall mutually agree upon target commencement and completion dates for the design, construction, equipping and opening of the Project (including stages thereof, if applicable).

     2.4 Retail Facilities. Within thirty (30) days following full execution of this Development Agreement, the Authority may elect, by written notice to Developer, to pursue the development of the Retail Facilities with Developer and in consultation with a retail development firm selected by the Authority (the "Retail Consultant"). If the Authority so elects to pursue the development of the Retail Facilities, the definition of "Project" in this Development Agreement shall be deemed to include the Retail Facilities and all terms and conditions set forth in this Development Agreement shall apply to the Retail Facilities, except as expressly set forth herein, and except that the ceiling for Total Project Costs shall be revised to incorporate the total costs of designing, constructing, equipping and opening the Retail Facilities (the "Retail Facilities Costs"). Developer and the Authority shall work with the Retail Consultant to develop a program and a schedule for the Retail Facilities in the manner described in Sections 2.2 and 2.3 above for the Project and to determine the Retail Facilities Costs. Developer shall integrate the construction of the Retail Facilities with the balance of the Project in a manner agreed upon by the Authority, Developer and the Retail Consultant.

                                 ARTICLE 3

                   APPOINTMENT OF AUTHORITY REPRESENTATIVE

     The Authority, at its own expense, shall appoint a representative (the "Authority Representative"), that is qualified to act as the principal liaison with Developer in connection with the Project. The Authority Representative may, at the Authority's option, have an office within Developer's on-site office, shall participate in progress meetings pursuant to Section 8.4, inspect work pursuant to Section 5.4 and coordinate all matters that require the approval of the Authority. Unless otherwise indicated by the Authority, any provisions in this Development Agreement requiring notice to the Authority may be complied with by the giving of notice to the Authority Representative. Unless otherwise provided in this Development Agreement or pursuant to the written authorization of the Authority, however, the Authority Representative shall have no right or authority to make decisions or take actions which bind or require the consent of the Authority.

                                 ARTICLE 4

                           DESIGN OF THE PROJECT

     4.1 General Supervision. Developer shall represent the Authority and act as the Authority's liaison with respect to the selection, direction and management of the Architect selected pursuant to Section 4.2 and the Construction Manager selected pursuant to Section 4.3, and any other professionals engaged, in accordance with the terms of the Project Program, to perform services in connection with the design and construction of any portion of the Project. Subject to the limitations described herein, the Authority shall delegate to Developer its responsibilities under any construction management, architectural and other agreements with development professionals in order to allow Developer to supervise, direct and administer the duties, activities and functions of the Architect and the Construction Manager. Both the Architect and Construction Manager shall review and advise the Authority and Developer with respect to the Project Program.

     4.2 Employment of the Architect. Within thirty (30) days of the approval of the Project Program by the Authority, Developer shall prequalify and interview architects with substantial and satisfactory experience in the design and construction of hotel, resort, convention and gaming facilities.
The Architect shall be duly licensed to practice architecture in the State of Connecticut, as required by applicable law, and (with respect to the architect of record for the Project) shall be qualified to provide and/or secure and supervise all necessary engineering and related consulting services in connection with the design of the Project. The Authority shall advise Developer in writing if it requires a design competition. The Authority shall review and approve, in advance, the prequalification and design competition
(if required) criteria (which shall include, without limitation, a standard form agreement prepared by Developer and all necessary specifications developed by Developer). Developer shall advise the Authority Representative concerning the status of, and the Authority may, at its option, participate in, the prequalification, interview and design competition processes. Based on the results of the design competition, subject to compliance with the requirement set forth in Section 8.1 that preference be given to Certified Entities, Developer shall recommend the selection and employment by the Authority of the Architect to provide design services for the Project, which recommendation shall be subject to the approval of the Authority, in its sole and absolute discretion. Subject to the Authority's final approval and right to participate in negotiations, Developer shall be responsible for preparing and negotiating a contract with the Architect, which contract shall contain such provisions for the protection of the Authority that are deemed appropriate and are requested by the Authority. In the event the Authority pursues the development of the Retail Facilities pursuant to Section 2.4 hereof, upon the mutual agreement of the Authority, Developer and the Retail Consultant, an architect other than the Architect may be selected, as described above in this Section 4.2, to perform the Retail Facilities design services (the "Retail Facilities Architect"), in which event all provisions regarding the Architect's role under this Development Agreement with respect to the Retail Facilities shall apply solely to the Retail Facilities Architect.

     4.3 Employment of Construction Manager. Within thirty (30) days of the approval of the Project Schedule by the Authority, subject to compliance with the requirement set forth in Section 8.1 that preference be given to Certified Entities, Developer shall prequalify, interview and recommend the selection and employment by the Authority of a construction manager with sufficient experience in the construction of hotel, resort, convention and gaming facilities, as necessary to complete the Project in the region where it is located. The Construction Manager shall be properly licensed in the State of Connecticut, as required by applicable law, and shall maintain a full-time staff dedicated to a continuous presence at the Project. The Authority shall review and approve, in advance, the prequalification and selection criteria (which shall include, without limitation, a standard form agreement (consistent with industry standards for owner/construction manager agreements) prepared by Developer and all necessary specifications developed by Developer). Subject to the Authority's final approval and right to participate in negotiations, Developer shall be responsible for preparing and negotiating a contract with the Construction Manager, which contract shall contain such provisions for the protection of the Authority that are deemed appropriate and are requested by the Authority.

     4.4 Design, Construction and Furnishings Budgets. From time to time, Developer, with the advice and assistance of the Architect and the Construction Manager, shall update in writing the Preliminary Budget, consistent, in all respects, with the Project Program and the Project Schedule, for the management, supervision, design, construction, equipping and opening of the Project, which update shall be subject to the approval of the Authority (which may be withheld in its sole and absolute discretion). If such updated Preliminary Budget exceeds the ceiling on Total Project Costs, Developer and the Authority shall work together either to revise the Project Program and/or the Project Schedule as agreed, or to revise the ceiling on Total Project Costs, as determined in the Authority's sole and absolute discretion.

     4.5 Design Development. Based upon, and consistent with, the Preliminary Budget, Project Program and Project Schedule, the Architect, under the direction of Developer, and in consultation with the Construction Manager and/or the Cost Estimator, shall prepare "Schematic Design Documents" consistent with industry standards which shall include, without limitation, drawings and other documents illustrating the scale and relationship of the proposed Project and the major divisions of each major element of the Project, as well as a preliminary estimate of construction costs based upon the proposed area, size and scope of each major element of the Project. The Schematic Design Documents shall be submitted to the Authority for its review and comment (consistent with the Project Program, the Project Schedule and the Preliminary Budget) or approval, which approval shall not be withheld unreasonably so long as such documents are consistent with the Project Program, Project Schedule and Preliminary Budget.

     Upon final approval of the Schematic Design Drawings for the Project by the Authority (but not before receipt of the Required Approvals and closing of the Construction Financing), the Architect, under the direction of Developer and in consultation with the Construction Manager, shall prepare "Design Development Documents" for the Project consistent with industry standards which shall include, without limitation, drawings and other documents to fix and describe the size and character of each major element of the Project as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate. Further, the Architect, Construction Manager and/or the Cost Estimator shall advise Developer and, subject to the requirements of Section 4.4 above, update the Preliminary
Budget to the extent necessary.   Following completion of any revisions which
Developer deems necessary to the Design Development Documents, Developer shall submit copies thereof to the Authority, together with any necessary updates to the Preliminary Budget (subject to the requirement of Section 4.4 above), for the Authority's review and comment (consistent with the Project Program, the Project Schedule, the Project Budget and the Schematic Design Documents) or approval, which approval shall not be withheld unreasonably so long as the Design Development Documents are consistent with the Project Program, Project Schedule and approved Schematic Design Documents.

     4.6 Construction Documents. Based upon, and consistent with, the Project Schedule, approved Design Development Documents and Preliminary
Budget, the Architect shall prepare for Developer's approval, full construction documents (the "Plans and Specifications") prepared so as to conform to all Legal Requirements and to allow bids to be obtained on the work described therein. The Plans and Specifications shall be consistent with industry standards and shall include, without limitation, all architectural, mechanical, electrical and plumbing drawings and specifications necessary to complete the construction of the Project. In addition, subject to the requirements of
Section 4.4 above, the Architect and Construction Manager shall advise Developer and update the Preliminary Budget to the extent necessary based upon the Plans and Specifications. Following completion of any revisions which Developer deems necessary to the Plans and Specifications, Developer shall submit the Plans and Specifications, together with any necessary updates to the Preliminary Budget, to the Authority for its review and approval, which approval shall not be withheld unreasonably so long as the Plans and Specifications are consistent with the Project Program, Project Schedule and approved Design Development Documents.

     4.7 Compliance with Construction Standards, Environmental Laws and Regulations. The Project shall be designed and constructed so as to protect the environment and the public heath and safety, as agreed upon by Developer and the Authority. The design, construction and maintenance of the Project shall, except to the extent waived in writing by the Authority, meet or exceed all established standards pertaining to the Tribe or all building codes, fire codes and safety and traffic requirements (but excluding planning, zoning and land use laws, ordinances, regulations and requirements) which would be imposed on the Project by existing local, state or federal laws or regulations which would be applicable if the Project were located outside of the jurisdictional boundaries of the Tribe, even though those requirements may not apply within the Tribe's jurisdictional boundaries. Nothing in this Development Agreement shall grant to the State of Connecticut or any political subdivision thereof any jurisdiction (including but not limited to jurisdiction regarding zoning or land use) over the Property or the design, construction, equipping and opening of the Project.

     4.8 Suspension of Obligations. On the earlier of (a) the date on which the NIGC or the Bureau of Indian Affairs gives notice to Developer, the Tribe or the Authority that the Required Approvals with respect to the Relinquishment Agreement dated February 7, 1998 between the Authority and Trading Cove Associates (the "Relinquishment Agreement") or this Development Agreement in their current forms (including any changes mutually acceptable to the parties) will not be granted or (b) the earlier of (i) six (6) months after the date of execution of this Development Agreement or (ii) the date that the Schematic Design Drawings are approved, if no response has been received from the NIGC or the Bureau of Indian Affairs with respect to the Required Approvals of the Relinquishment Agreement or this Development Agreement in their current forms (including any changes mutually acceptable to the parties), Developer shall not be authorized or required to provide any further services under this Development Agreement, and all work relating to the development of the Project shall cease, and shall not recommence until forms of the Relinquishment Agreement and this Development Agreement agreeable to the Authority and Developer have received the Required Approvals.

                                  ARTICLE 5

                         CONSTRUCTION OF THE PROJECT

     5.1 Employment of Contractors. Within thirty (30) days of the Authority's approval of the Design Development Documents, the Construction Manager, under the direction of Developer, shall begin to prequalify (in accordance with criteria approved by the Authority) and interview contractors with significant experience in the construction of comparable hotel, resort, convention and gaming facilities in the region where the Property is located based upon the need for such contractors as provided in the Project Schedule. Thereafter, as may be required by the Project Schedule, the Construction Manager, under the direction of Developer, shall prepare detailed bid packages based upon the Plans and Specifications, which shall include, without limitation, the Construction Manager's standard form agreement prepared under the direction of Developer and approved by the Authority, and all necessary performance specifications developed by or for Developer, with the assistance of the Construction Manager (the "Bid Packages"). The Bid Packages shall be subject to the Authority's prior written approval, in its sole and absolute discretion. The Bid Packages shall be sent to at least three (3) pre-approved contractors. Any bids not returned within the bidding period set forth in the Bid Packages shall be disregarded unless the Authority elects to extend the bidding period. Developer shall advise the Authority Representative concerning the status of, and the Authority may, at its option, participate in, the bidding processes. Based on the results of the bidding process and subject to compliance with the requirement set forth in Section 8.1 that preference be given to Certified Entities, Developer shall recommend the selection and employment by the Authority of the contractors to construct and equip the Project, which recommendation shall be subject to the approval of the Authority, in its sole and absolute discretion. The approved contractors shall be referred to herein as the "Contractors." Each of the Contractors shall be properly licensed as required by applicable law and, if required by the Authority, shall furnish a payment and performance bond or other guaranty of performance reasonably satisfactory to the Authority, to cover the construction and equipping of the Project. Neither Developer nor any Affiliate of Developer shall be eligible to serve or be employed as a Contractor.

     5.2 Contract Documents. Subject to the Authority's final approval and its right to participate in negotiations, Construction Manager, under the direction of Developer, shall be responsible for preparing and negotiating a contract and other contract documents with the Contractors. The contract and other contract documents with the Contractors (the "Contract Documents") shall require the Contractors to construct and equip the Project in accordance with the directives of the Construction Manager, the approved Plans and Specifications and their approved bids and to be responsible for providing all surety, administrative and other services, materials, equipment and labor defined in the Contract Documents. The Contract Documents shall contain such provisions for the protection of the Authority that are reasonably deemed appropriate and are requested by the Authority and provide for insurance, appropriate lien waivers and for construction schedules which include progress payments and may include liquidated damages for delayed performance.

     5.3 Final Budget. Within thirty (30) days following approval of the Design Development Documents and commencement of preparation of the Plans and Specifications, Developer, in consultation with the Architect, Construction Manager and/or Cost Estimator shall prepare a proposed final budget for the Project, which shall contain all costs related to the design, construction and equipping of the Project, plus a contingency of ten percent (10%) of the hard construction costs (the "Proposed Final Budget"). If the Proposed Final Budget exceeds Total Project Costs, then Developer and the Authority shall work together to either revise the Design Development Documents and/or the Plans and Specifications as agreed, or revise the ceiling on Total Project Costs, as determined in the Authority's sole and absolute discretion. Within fifteen (15) days of submission thereof, the Authority shall either approve or comment upon the Proposed Final Budget, which approval may be withheld in the Authority's sole and absolute discretion. Developer shall modify the Proposed Final Budget as required to conform to the Authority's comments and shall resubmit it for final approval within fifteen (15) days (or such additional time as the extent of the comments reasonably require) following receipt of the Authority's comments. The approved budget shall be the "Final Budget." Subject to the approval requirements set forth below, Developer may, after at least fifteen (15) days prior written notice to the Authority (which shall include an explanation): (i) revise the line items in the Final Budget from time-to-time as necessary to reflect any unforeseen changes, variables or events or to include additional, unanticipated items of expense, (ii) reallocate part or all of the amount budgeted with respect to any line item to another line item, and (iii) to make such other modifications to the Final Budget, as Developer deems necessary. Any allocation of the contingency contained in the Final Budget shall require the approval of the Authority. In addition, the Authority shall receive written notices of all change orders, and any change orders in excess of (x) Seven Hundred Fifty Thousand Dollars ($750,000) in any single instance, (y) Three Million Dollars ($3,000,000) in the aggregate in any one month or, (z) Twelve Million Dollars ($12,000,000) in the aggregate over the duration of the Project, shall, at the Authority's option, require the prior written approval of the Authority (which may be withheld in its sole and absolute discretion).

     5.4 Supervision of the Contractor and Construction. The Construction Manager, under the direction of Developer, shall supervise the Contractors engaged to perform services in connection with the construction of the Project. All Contractors shall be selected and employed in compliance with Section 8.1 of this Development Agreement. The Construction Manager, under the direction of Developer, shall be responsible for the supervision, review and administration of any and all Contract Documents or invoices during the construction and close-out of the Project. Unless otherwise provided in this Development Agreement, Developer shall have full power and authority to act on behalf of the Authority in connection with any Contract Documents which have been approved by the Authority; provided, however, that Developer shall not have any authority to declare a default or exercise remedies under any Contract Documents without the Authority's prior written approval, which may be withheld in its sole and absolute discretion.

     Developer and/or the Construction Manager, shall have control of and charge and responsibility for, supervision of any Persons performing work on the Property in connection with the Project. The Construction Manager, under the direction of Developer and subject to review by the Architect, shall cause the Contractors to construct the Project in accordance with the Plans or Specifications and other requirements of the Contract Documents, including, without limitation, any changes or modifications thereto approved by the Authority, and shall not authorize the Contractors to pay or incur any obligations not approved by the Authority (to the extent such approval is required hereunder). Developer, in consultation with the Architect, the Construction Manager and the Authority's Representative, shall review applications for payment for submission to the Authority and review and certify the amounts due. In addition, Developer, in consultation with the Authority's Representative, shall supervise and assist the Architect and the Construction Manager in: (a) interpreting and deciding matters concerning the performance of any Contractor and the requirements of the Contract Documents;
(b) observing and evaluating the work performed and rejecting work which does not conform to construction contracts and related documents; (c) using reasonable efforts to cause the Contractors to pay punctually all sums due for labor, materials, fixtures or equipment used or purchased in connection with the construction of the Project; and (d) inspecting the work to determine the dates of temporary occupancy, partial, substantial and final Completion of the Project (which must be agreed to by the Architect and the Authority).

     5.5 Late Payment Fees; Bonus; Delay Claims. The Authority and Developer agree that time is of the essence in completing the Project and, together with the Construction Manager, they may seek to include in certain material Contract Documents, certain provisions that if a Contractor fails to meet project schedules, the Contract Documents shall provide that such Contractor shall pay to the Authority an amount to be determined by Developer and the Authority for each calendar day that it fails to meet such project schedules, as liquidated damages and not a penalty. In addition, subject to the approval of the Authority (which may not be unreasonably withheld), the Contract Documents may include a bonus payment if a Contractor completes its work on the Project prior to the deadline therefor.

                                 ARTICLE 6

              SELECTION OF EQUIPMENT, FURNITURE AND FURNISHINGS

     Subject to the Final Budget for the Project, Developer shall, through itself or a purchasing agent retained by the Authority, arrange for the selection of vendors and suppliers for purchase by the Authority of equipment, furniture and furnishings required to operate the Project. Alternatively, at the Authority's option, Developer shall arrange for the procurement of equipment, furniture and furnishings on lease terms approved by the Authority. All vendors and suppliers shall be selected and employed in compliance with
Section 8.1 below. Developer shall be responsible for the negotiation, preparation, supervision, review and administration of any and all contracts, agreements or invoices with vendors and suppliers, and, unless otherwise provided in this Development Agreement, Developer, consistent with the terms of the Final Budget, shall have full power and authority to act on behalf of the Authority in connection with any contracts which have been approved by the Authority with vendors and suppliers. Notwithstanding the foregoing, with respect to any such contract in excess of Seven Hundred Fifty Thousand Dollars ($750,000), Developer shall not terminate such contract or exercise other remedies with respect thereto without the Authority's prior written consent, which may be withheld in its sole and absolute discretion.

                                 ARTICLE 7

                    FUNDING REQUIREMENTS OF THE PROJECT

     7.1 Tribe's Funding Obligations. Developer agrees to cooperate fully with the Authority in the Authority's efforts to arrange the Construction Financing. The Authority shall, prior to commencement of construction of the Project, make available or otherwise cause to be established a development fund into which shall be deposited all of the proceeds of the Construction Financing. Said funds shall be designated exclusively for performing the Authority's obligations under any agreements entered into with respect to the management, supervision, design, construction, equipping and opening of the Project. The funds procured under the Construction Financing shall be used to discharge the Authority's obligations under any and all agreements entered into for the management, supervision, design, construction, equipping and opening of the Project, including, without limitation, consulting fees, professional fees, on-site and off-site improvements, architectural, engineering, contractors' fees and costs, furniture, signs, trade fixtures and equipment necessary for implementing the operation of the Project, closing and financing related costs, and interest as provided under the Construction Financing.

     7.2 Deadline for Construction Financing. Notwithstanding any contrary provision contained herein, if the Authority fails to obtain Construction Financing on or before December 1, 1998, the Authority shall provide Developer with written notice that the Construction Financing has not been obtained, together with written notice either, at its sole option that (a) the Authority has elected to proceed with the design, construction, equipping and opening of the Project based upon alternative financing arrangements or (b) the Project has been suspended. Upon any such election to suspend the Project, the Authority shall pay all amounts due to the Architect, the Construction Manager or other Contractors for the period prior to the date of such suspension and shall pay to Developer its reasonable out of pocket expenses directly related to the Project Executive and the services provided in connection with the performance of its duties hereunder prior to the date of such suspension. If the Authority elects to proceed with the Project, the Authority shall provide Developer with proof of alternative financing, whereupon Developer shall proceed with its obligations pursuant to this Development Agreement. If the Authority elects to suspend the Project, Developer shall suspend its services under this Development Agreement pending receipt from the Authority of a notice to proceed. If the Authority subsequently obtains financing for the Project, the parties' obligations under this Development Agreement shall be reinstated.

                                  ARTICLE 8

          ADDITIONAL DUTIES, OBLIGATIONS AND AUTHORITY OF DEVELOPER

     8.1 Approval of Contractors, Vendors and Suppliers. Upon notice to the Authority, Developer shall be responsible for determining the acceptability of Contractors, vendors and suppliers proposed by the Architect and the Construction Manager; provided, however, that if any Contractor, vendor or supplier is to perform work with respect to the Project, including, without limitation, performing labor or other services or delivering or installing any materials, goods, equipment, furniture or furnishings, for an amount greater than Seven Hundred Fifty Thousand Dollars ($750,000), the selection of such Contractor, vendor or supplier must be approved in writing by the Authority.
In order to maximize the benefits of the Project to the Tribe and the Authority, Developer shall implement procedures described in the Tribal Employment Rights Ordinance or otherwise developed by the Authority so that preference be given in the recruiting, prequalification, negotiation and selection of the Architect and the Construction Manager and all Contractors, vendors and suppliers to business entities or persons which have been approved by the Authority (the "Certified Entities") in all employment categories relating to the design, construction, equipping and opening of the Project.
If there are Certified Entities that are experienced in the relevant employment category, the opportunity to compete for employment in such employment category shall be made available to such Certified Entities. Only in the event that the bids by such Certified Entities are unreasonable based on commercially competitive standards or that the Certified Entities lack the capability to complete the contract, shall the bidding with respect to such employment category be reopened to entities or persons that are not Certified Entities. If Developer or the Construction Manager determines that a Certified Entity lacks the capability to complete a contract, Developer shall so notify the Authority at least five (5) days before bidding therefor is opened to entities or persons that are not Certified Entities, and Developer and the Construction Manager shall require that the Certified Entities be considered as a subcontractor with respect to portions of such contract for which they are qualified.

     8.2 Employment of Other Professionals. The Authority, in consultation with Developer, shall select and employ other professionals, including, without limitation, surveyors, attorneys, accountants and public relations or advertising firms, to perform services required for the Project.

     8.3 Expenditures. Subject to variances and change orders specifically permitted hereunder, Developer shall not authorize any expenditure of funds other than expenditures authorized by the Authority as set forth in the Preliminary Budget (as modified from time to time in accordance with the terms hereof) or the Final Budget for the Project (as modified from time to time in accordance with the terms hereof).

     8.4    Progress Reports and Meetings.  The Authority, the Project
Executive and the Construction Manager shall have weekly meetings (and other meetings as may be needed) to discuss the progress of the Project. In addition, on a monthly basis, the Executive Project Committee shall meet to discuss all issues with respect to the Project, including, without limitation, updates to the Project Schedule and Preliminary or Final Budget (as applicable), any claims or disputes, the status of the work and all other relevant items. Prior to such monthly meetings, Developer shall submit to the Authority monthly progress reports showing the then present status of design and/or construction of the Project. If the progress reports reflect a substantial deviation from the budget or design or construction progress schedules approved by the Authority, Developer shall submit to the Authority with Developer's design or construction report an explanation thereof and proposed corrective steps, as applicable.

     8.5 Submission of Contracts. Developer agrees promptly to submit to the Authority copies of all contracts and subcontracts relating to the Project from time to time received by Developer and all other documents related to the Project. Developer, with the assistance of the Construction Manager, shall assist the Authority in complying with the terms of and maintain in full force all contracts for design or construction of the Project and any surety bonds issued in connection therewith. Developer shall give the Authority immediate notice of any known failure of any party to comply with the terms of any such contract or bonds and shall submit to the Authority copies of any correspondence regarding an alleged default by any person in relation to any contract or agreement relating to the Project, together with an explanation thereof and proposed corrective steps.

     8.6 Permits and Licenses. Except for permitting and licensing requirements of the Tribe, Developer shall advise the Authority as to all permitting and licensing requirements for the Project, and the Authority, in consultation with Developer, shall obtain or cause to be obtained all permits and licenses required for the design, construction equipping and opening of the Project.

     8.7 Maintenance of Records. Developer, the Construction Manager and the Architect, shall maintain on the Property all books and records in connection with the design, construction, equipping and opening of the Project, together with all documents and papers pertaining to the Project, including, without limitation, general maintenance of such full and detailed accounts as may be necessary for proper financial management of the Project. All such documents shall at all times be open to the inspection of the Authority. Copies of such documents shall be provided to the Authority or the Authority's Representative, and Developer shall cooperate with any audit of such books and records. After the expiration or termination of this Development Agreement, Developer shall deliver all such books and records together with all such related documents and papers to the Authority, and Developer shall be entitled to retain a copy.

     8.8 Staffing of Project. (a) Developer shall have the responsibility and authority to direct the selection, retention and training of all initial employees performing regular services in connection with the management, operation and maintenance of the Project on the Completion Date. No later than sixty (60) days prior to the anticipated Completion Date of the Project (or any portion thereof that will be opened for business), Developer shall submit to the Authority, for its approval, a detailed staffing plan for all personnel necessary to operate the Project (or portion thereof) in a first class manner, which staffing plan shall include, without limitation, organizational charts, a job classification system with job descriptions, salary levels and wage scales (the "Staffing Plan"). The Staffing Plan shall be subject to the Authority's review and approval (which approval may be withheld in its sole and absolute discretion) and to compliance with the Tribal Employment Rights Ordinance.

     (b) All prospective employees shall be subject to the Authority's approval, which approval, with respect to Key Personnel, may be withheld in the Authority's sole and absolute discretion. All Key Personnel and any and all other employees as required by the Director of Regulation of the Authority shall be subject to background checks to be performed by the Authority (and the Authority shall have the right to reject any candidate for any position based on the results thereof). In order to maximize the benefits of the Project to the Tribe and the Authority, in accordance with the Tribal Employment Rights Ordinance, Developer shall give preference in employment and training for Key Personnel positions to qualified candidates recommended by the Authority. In addition, in accordance with the Tribal Employment Rights Ordinance, Developer shall give preference in recruiting, training and employment by the Authority for all positions to qualified members of the Tribe and their spouses and children in all job categories of the Project, including, without limitation, management positions. Only if no tribal members, spouses or children are qualified for a particular job opening may other candidates be considered. Thereafter, preference shall be given to qualified, enrolled members of other federally recognized Indian tribes. Developer shall supervise all activities determined necessary by the Authority to recruit and train Tribe members, spouses and children, including, without limitation, providing job fairs for members of the Tribe and clearly specifying in all job advertisements the preference for Tribe members.

     (c) Notwithstanding anything contained herein to the contrary, from and after the Completion Date of the Project (or any portion thereof which is sooner opened for business), all decisions with respect to the management, operation and maintenance of the Project (or portion thereof) shall be made exclusively by the Authority.

     8.9 Force Majeure Events. Notwithstanding anything in this Development Agreement to the contrary, the parties hereto shall be excused from their obligations hereunder to the extent and for so long as such party shall be prevented from compliance by reason of "Force Majeure Causes", provided notice of such inability to comply is given to the other party to this Development Agreement within ten (10) days after the occurrence of the applicable Force Majeure Cause.

                                 ARTICLE 9

                         COMPENSATION TO DEVELOPER

The Authority shall pay to Developer as compensation forthe services set forth herein, a fee in the amount of Fourteen Million Dollars ($14,000,000) (the "Development Fee"). The Development Fee shall be paid as follows: on January 15, 2000 and thereafter within fifteen (15) days following the end of each calendar quarter until the Completion Date, the Authority shall pay to Developer a percentage of the Development Fee equal to the completion percentage of the Project certified by Developer as of December 31, 1999 and the end of each successive calendar quarter. The Authority shall make payments of the Development Fee to Developer upon receipt of an application for payment from Developer, which statement shall include evidence of satisfaction of the foregoing conditions to payment.

                                ARTICLE 10

                                  TERM

     The "Term" of this Development Agreement shall commence on the Effective Date and shall expire upon the earlier of (i) the Completion Date of the Project in the event construction has commenced or (ii) ten (10) years from the Effective Date of this Development Agreement.

                                ARTICLE 11

                                TERMINATION

     Subject to Section 12.5 below, this Development Agreement may only be terminated by the Authority or Developer if the other party commits any material breach or fails to perform any material duty or obligation of this Development Agreement. Upon learning of a material breach or default, the non-breaching party shall send written notice of such material breach or default to the breaching party. Subject to Section 12.5 below, if the breaching party fails to cure the material breach or default within thirty
(30) days of receipt of such written notice from the non-breaching party, the non-breaching party may terminate this Development Agreement by providing the defaulting party with a notice of termination (which shall be immediately effective).

                                  ARTICLE 12

                              DISPUTE RESOLUTION

     12.1 Authority's Consent to Suit. Subject to Section 12.5 below, the Authority expressly waives its immunity from unconsented suit for the purpose of permitting or compelling arbitration as provided in this Article 12, and to be sued in any court of competent jurisdiction for any claims by Developer for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Development Agreement. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Authority other than the limited assets of the Authority specified in Section 12.4.

     12.2 Arbitration. All disputes controversies or claims arising out of or relating to this Development Agreement, or the termination of this Development Agreement, shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the Federal Arbitration Act. The parties agree that binding arbitration shall be the sole remedy as to all disputes arising out this Development Agreement, unless the parties mutually agree otherwise. The arbitrator(s) shall have no authority to award punitive damages and the parties and the arbitrator(s) shall maintain strict confidentiality with respect to the arbitration. In determining any matter, the arbitrator(s) shall apply the terms of this Development Agreement, including, without limitation, Section 12.5, without adding to, modifying or changing the terms in any respect, and shall apply the laws of the Tribe. All arbitration hearings shall be held at a place designated by the arbitrator(s) in New London County, Connecticut.

     12.3 Limitation of Actions. The Authority's waiver of immunity from unconsented suit is specifically limited to the following actions and judicial remedies: (i) the enforcement of an award of actual damages by arbitration subject to Section 12.4; provided, however, that the arbitrator(s) and/or the court shall have no authority or jurisdiction to order execution against any assets or revenues of the Authority except undistributed or future revenues of the Project and the existing Mohegan Sun casino; (ii) the enforcement of a determination by an arbitrator that prohibits the Authority from taking an action that would prevent Developer from performing this Development Agreement pursuant to its terms, or that requires the Authority to specifically perform any obligation under this Development Agreement; (iii) an action to compel arbitration pursuant to Section 12.2; and (iv) an action to preserve the status quo during disputes pursuant to Section 12.5.

     12.4 Authority's or Tribe's Assets. Nothing in this Development Agreement shall obligate or authorize the payment or encumbrance of any assets or revenues of the Authority or the Tribe other than undistributed or future revenues of the Project or the existing Mohegan Sun casino. Neither the Tribe nor any director, officer or office holder, employee, agent, representative or member of the Authority or the Tribe, as such, shall have any liability for any obligations of the Authority under this Development Agreement or for any claim based upon, in respect of, or by reason of such obligations or their creation.

     12.5 Limit of Damages Payable by Developer. Notwithstanding anything in this Development Agreement to the contrary, Developer shall not be liable hereunder for the payment of damages to the Authority in excess of the amount of the Development Fee paid hereunder.

     12.6 Performance During Disputes. The parties mutually agree that during any kind of controversy, claim, disagreement or dispute, including, without limitation, a dispute as to the validity of this Development Agreement, the Authority and Developer shall continue their performance of the provisions of this Development Agreement for a period of forty-five (45) days, provided funds necessary to pay Project costs which continue to be incurred (other than amounts in dispute) continue to be available.

                                  ARTICLE 13

                           MISCELLANEOUS PROVISIONS

     13.1 Authorization. The Authority and Developer represent and warrant to each other that each has full power and authority to execute this Development Agreement and to be bound by and perform the terms hereof. Each party shall furnish evidence of such authority to the other. The Authority and Developer each represent and warrant to the other that the execution, delivery and performance of this Development Agreement shall not conflict with the terms of their organizational documents, any agreement to which it is a party or by which it is bound or any law, rule or regulation to which its subject.

     13.2 Relationship. Developer and the Authority shall not be construed as joint venturers or partners of each other by reason of this Development Agreement, and neither shall have the power to bind or obligate the other except as set forth in this Development Agreement. Developer is retained by the Authority only for the purposes and to the extent set forth in this Development Agreement, and Developer's relationship to the Authority shall be that of an independent contractor.

     13.3 Governing Law. The rights and obligations of the parties and the interpretation and performance of this Development Agreement shall be governed by the law of the Tribe, and, to the extent not addressed by the law of the Tribe, by applicable federal law, and, to the extent not addressed by the law of the Tribe or applicable federal law, the law of the State of Connecticut, without regard to its principles regarding conflicts of law.

     13.4 Amendment. No modification or amendment to this Development Agreement shall be effective unless mutually agreed upon by both parties in writing and unless such modification or amendment has received any required regulatory approval.

     13.5 Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent to either party in connection with the matters which are the subject of this Development Agreement shall be in writing and shall be personally delivered to such party or mailed first class, postage prepaid, or transmitted by a major overnight commercial courier or by facsimile to the address for such party as set forth below, or to such other address furnished by such parties for such purpose by means of notice pursuant to this Section 13.5:

                           If to the Authority:
                           The Mohegan Tribal Gaming Authority
                           One Mohegan Sun Boulevard
                           Uncasville, CT  06382
                           Attention:  Chairman of the Management Board
                           Phone: (860) 848-6100
                           Facsimile: (860) 848-6162

                           with a copy to:

                           Mohegan Tribal Gaming Authority
                           One Mohegan Sun Boulevard
                           Uncasville, CT  06382
                           Attention:  Mr. Thomas Acevedo
                           Phone: (860) 848-6126
                           Facsimile: (860) 848-6162

                           If to Developer:

                           Trading Cove Associates
                           914 Hartford Turnpike
                           P.O. Box 60
                           Waterford, CT  06385
                           Attention:  Mr. Len Wolman
                           Phone: (860) 442-4559
                           Facsimile: (860) 437-7752

                           with a copy to:

                           Sun International Hotels Limited
                           Coral Towers
                           P.O. Box N-4777
                           Paradise Island
                           Nassau, The Bahamas
                           Attention:  Mr. Charles Adamo
                           Phone: (242) 363-2509
                           Facsimile: (242) 363-4581

     Notices delivered by mail shall be deemed given five (5) days after such mailing. Notices given by hand delivery shall be deemed given on the date of delivery. Notices given by overnight commercial courier shall be deemed given on the business day immediately following transmittal, and notices delivered by facsimile shall be deemed given on the date of transmission if the transmission is confirmed.

     13.6 Third Party Beneficiary. This Development Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Development Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties pursuant to Section 13.7.

     13.7 Successors and Assigns. The benefits and obligations of this Development Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns. This Development Agreement shall not be assigned by Developer to an entity other than Sun or an Affiliate of Sun without the prior written consent of the Authority (which may be withheld in its sole and absolute discretion) and any required approvals by the Bureau of Indian Affairs or its authorized representatives. At all times during the term of this Development Agreement, Sun, or a wholly-owned subsidiary of Sun must own at least fifty percent (50%) of the partnership interests in Developer. The Authority may, without the consent of Developer, but subject to any required approvals of the Bureau of Indian Affairs or its authorized representative, assign this Development Agreement to the Tribe, another instrumentality of the Tribe or an entity wholly owned by the Tribe organized to conduct the Authority's gaming enterprise and the business of the Project. In the event of any such permitted assignment by the Authority or its authorized assignee, the assigning party shall be relieved of its obligations under this Development Agreement which accrue from and after the date of the assignment, provided that the assignee shall assume in writing the obligations of the assignor under this Development Agreement and agree to perform and be bound by the terms and provisions hereof effective from and after the date of such assignment.

     13.8 Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Development Agreement shall not affect the remaining portions of this Development Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Development Agreement or any such other agreement or instrument invalid, the parties agree to negotiate, in good faith, to modify or amend such invalid provision to obtain for the parties the intended benefits of such provision (or this Development Agreement and such other agreements and instruments shall be construed as if such invalid provision had not been inserted).

     13.9 Entire Agreement. This Development Agreement (including any exhibits referred to herein) represents the entire agreement between the parties hereto with respect to the subject matter hereof. No other representations, warranties, promises or agreements, express or implied, shall exist between the parties unless such representations, warranties, promises or agreements are in writing and bear a date subsequent to the date of this Development Agreement.

     13.10 Headings. The headings used in this Development Agreement are for the convenience of the parties only and shall not modify nor restrict any of the terms or provisions hereof.

     13.11 Waivers. No failure or delay by Developer or the Authority to insist upon the strict performance of any covenant, agreement, term or condition of this Development Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term, or condition. No covenant, agreement, term or condition of this Development Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Development Agreement, but each and every covenant, agreement, term and condition of this Development Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

     13.12 Periods of Time. Unless otherwise specified herein, all references to "days" shall mean calendar days. Whenever any determination is to be made or action is to be taken on a date specified in this Development Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the State of Connecticut or the Tribe, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

     13.13 Consents and Approvals. Where approval or consent or other action of the Authority, or any agent or political subdivision of the Authority, is required, such approval shall mean the written approval of the Management Board evidenced by a duly enacted resolution thereof, or, if not provided by resolution of the Management Board, the written approval of the Authority Representative (to the extent authorized by the Management Board) or such other person or entity designated by resolution of the Management Board. If the approval of Developer or the Authority is required hereunder, Developer or the Authority, as the case may be, shall request such approval in writing, which request shall specify the matter as to which such approval is requested and provide reasonable detail regarding such matter. If Developer or the Authority, as the case may be, does not receive a negative response or a notice that more time and/or information is necessary to make a decision (which notice shall specify the amount of time and/or the information necessary), in writing, from such other party within fifteen (15) days thereafter, such other party shall be deemed to have approved the matter referred to in such request.

     13.14 Government Savings Clause. This Development Agreement shall be submitted to the Bureau of Indian Affairs for its approval pursuant to its authority under 25 U.S.C. § 81 and the NIGC, to the extent required by law. In addition, each party agrees to pursue such approval and execute, deliver, and if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, Bureau of Indian Affairs, the office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations and interest of the parties to the fullest extent permitted by law; provided that any such instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the parties under this Development Agreement or related agreements or documents.

     13.15 Termination of Prior Agreements. As of the Effective Date, the Authority and Developer terminate all prior agreements, arrangements or understandings and all covenants, terms and provisions contained therein with respect to development and construction of facilities on the Property, including, without limitation, the Gaming Development Agreement and the Hotel Development Agreement.

     13.16 Representation before Public Bodies. Without the prior written consent of the Authority, Developer shall have no right or authority to represent the Authority before public and governmental bodies in connection with any zoning, environmental, site, easement, title, design, construction or other matter related to the Project.

     13.17 Non-Impairment of Agreement. The Tribe shall not take any action, enter into any agreement, amend its constitution or enact any ordinance, law, rule or regulation that would prejudice or have a material adverse affect on the rights of Developer under this Development Agreement. Neither the Tribe nor any committee, agency, board or other official body of the Tribe shall, by exercise of the police power, eminent domain or otherwise, act to modify, amend or in any manner impair the obligations of the parties under this Development Agreement without the written consent of Developer. Any such action or attempted action shall be void ab initio. The Tribe acknowledges that the MTC Court has the authority to provide equitable relief to enforce this provision.


                   [SIGNATURES APPEAR ON FOLLOWING PAGE]



     IN WITNESS WHEREOF, the parties hereto have executed this Development Agreement on and as of the date first written above.

                           THE AUTHORITY:
                           MOHEGAN TRIBAL GAMING AUTHORITY

                           By:____________________________
                           Name:  Roland Harris
                           Its:  Chairman of the Management Board

                           DEVELOPER:

                           By:  WATERFORD GAMING, L.L.C.
                           Its:  General Partner

                                 By:  LMW INVESTMENTS, INC., member

                                 By:_______________________
                                 Name:  Len Wolman
                                 Its:  President

                                 By:  SLAVIK SUITES, INC., member

                                 By:_______________________
                                 Name:  Len Wolman
                                 Its:  Vice President

                           By:  SUN COVE LTD.
                           Its:  General Partner

                                 By:_______________________
                                 Name:  Howard B. Kerzner
                                 Its:  President






Date:                      Approved Pursuant to 25 U.S.C. § 81

                           United States Department of Interior
                           Bureau of Indian Affairs:

                                     By:____________________________

                                     Name:__________________________

                                     Title:_________________________



                                  JOINDER

The Mohegan Tribe of Indians of Connecticut hereby agrees to comply with
Section 13.17 of this Development Agreement.


Date:                      THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

                           By:________________________
                           Name: Roland Harris
                           Title: Chairman of the Management Board